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                                                                      EXHIBIT 99

[LIBBEY LOGO]                                                        LIBBEY INC.
                                                                 300 MADISON AVE
                                                                  P.O. BOX 10060
                                                                TOLEDO, OH 43699

N     E     W     S          R     E     L     E     A     S     E


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
AT THE COMPANY:                     AT THE FINANCIAL RELATIONS BOARD:
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
KENNETH WILKES    KENNETH BOERGER   SUZY LYNDE
VP/CFO            VP/TREASURER      ANALYST INQUIRIES
(419) 325-2490    (419) 325-2279    (312) 640-6772
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FOR IMMEDIATE RELEASE
MONDAY, JANUARY 6, 2003

LIBBEY INC. ACQUIRES ROYAL LEERDAM, A MAJOR SUPPLIER OF GLASS STEMWARE WORLDWIDE

                 Acquisition expected to add $52 to $55 million
                       annually to Libbey's sales and add
                     $0.12 to $0.15 to earnings per diluted
                             share in the first year

TOLEDO, OHIO, JANUARY 6, 2003 -- LIBBEY INC. (NYSE: LBY) announced today that it has consummated the acquisition of the stock of B.V. Koninklijke Nederlandsche Glasfabriek Leerdam (Royal Leerdam) from BSN Glasspack. The deal was a cash transaction and is valued at E 42.3 million.

Royal Leerdam manufactures and markets high quality glass stemware, including popular wine glasses. It operates a manufacturing and distribution facility in Leerdam, The Netherlands, and employs approximately 450 associates.

The acquisition is consistent with Libbey's external growth strategy to be a supplier of high-quality, machine-made glass tableware products to key markets worldwide. The acquisition is expected to:

         [ ] Increase Libbey's penetration in the important global market for glass stemware.

         [ ] Expand the selection of glass tableware products offered by Libbey to customers world-wide.

         [ ] Provide Libbey and its customers with another source for high-quality, distinctive and competitively priced stemware.

         [ ] Utilize the combined sales, marketing, distribution and manufacturing of Libbey and Royal Leerdam to increase sales and achieve operating efficiencies.

         [ ] Be accretive to Libbey's earnings per share in the first twelve months of operation by approximately $0.12 to $0.15 per diluted share.

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Libbey, Inc.
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In addition to contributing to sales, operating profits and bottom-line earnings, Royal Leerdam will add to the sizable cash flow generated by Libbey. As a result it is expected to contribute to Libbey's track record of strong cash return on invested capital, regular debt reduction and increasing financial strength over time.

John F. Meier, Libbey's chairman of the board and chief executive officer, stated, "We are very excited to be teaming up with Royal Leerdam. This acquisition will utilize the complementary skills and resources of the people of Libbey and Royal Leerdam to position Libbey as an even more important supplier to its customers and add value for its shareholders.

Libbey Inc. will be holding an Investor Relations meeting in Chicago, IL on January 13, 2003, in conjunction with the International Housewares Show. At that time the company will be reviewing its recently announced acquisition of Traex, a supplier of plastic products to the foodservice industry, and the Royal Leerdam acquisition. For details, call Sue Myers at Libbey Inc. at 419-325-2490 or email at myerssm@libbey.com.


The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time, and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

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Libbey, Inc.
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Libbey, Inc.

-        is a leading producer of glass tableware in North America;

- is a leading producer of tabletop products for the foodservice industry;

-        exports to more than 75 countries; and,

- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2001, Libbey Inc.'s net sales totaled $419.6 million.



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